EXHIBIT 99.1

PRESS RELEASE For Immediate Release Contact Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ANNOUNCES DEFINITIVE AGREEMENT

TO ACQUIRE THE COURTYARD WASHINGTON CAPITOL HILL/NAVY YARD

ANNAPOLIS, MD, February 28, 2011 – Chesapeake Lodging Trust (NYSE: CHSP) (the “Company”) announced today that it has entered into a definitive agreement to acquire the 204-room Courtyard Washington Capitol Hill/Navy Yard located in Washington, DC for a purchase price of $68 million, or approximately $333,000 per key. The Company intends to fund the acquisition by assuming approximately $37.7 million of existing mortgage debt and by borrowing under its revolving credit facility. The existing mortgage debt has a fixed interest rate of 5.90% per annum and matures in November 2016. Completion of the proposed acquisition is expected in the second quarter of 2011, subject to lender approval and satisfaction of customary closing conditions. The Company intends to enter into an agreement with a third-party manager to operate the hotel under its current franchise flag.

The Courtyard Washington Capitol Hill/Navy Yard was constructed in 2006 in a mixed-use residential, hotel and parking development located in southeast Washington, DC, between the U.S. Capitol building and the Anacostia River. The approximately 500 acre area surrounding the hotel has experienced significant redevelopment since the consolidation of the Navy Yard in the 1990’s and more notably the opening of the 41,000 seat Nationals Park in 2008. The 14-story, select-service, upscale property is centrally located in the core of the redevelopment, just one block from the Navy Yard metro stop, three blocks from Nationals Park and a 15 minute walk to the U.S. Capitol building. The hotel is surrounded by approximately 2.1 million square feet of newer residential units, approximately 6.5 million square feet of office developments, retail outlets, and cleared and vacant parcels for additional planned development with an estimated total cost of approximately $6.0 billion. The Navy Yard and the many defense contractors serving the U.S. military are the leading demand generators for the hotel’s transient customers. The Navy Yard is the administrative and ceremonial center of the U.S. Navy. The facility

PRESS RELEASE For Immediate Release Contact Douglas W. Vicari (410) 972-4142

includes the Chief of Naval Operations, U.S. Navy Judge Advocate General’s Corps, Marine Corps Institute, Naval Historical Center, Department of Naval History, Naval Reactors and various other naval commands.

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service and extended-stay hotels in urban settings or unique locations in the United States. The Company owns five hotel properties with an aggregate of 1,629 rooms in two states. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the acquisition described will be consummated and within the anticipated timetable. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Chesapeake Lodging Trust’s control. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.